Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

DATE: Aug. 1, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	John Porter	Sharna Reingold
(918) 573-3332	(918) 573-0797	(918) 573-2078

Williams Partners Reports Second-Quarter 2012 Financial Results

•	Guidance Consistent with July 23 News Release, 2Q DCF Slightly Higher Than Estimate

•	Maintaining Guidance for Strong Annual Distribution Growth – Up 8% in 2012 and 9% in 2013, 2014

•	2Q 2012 Net Income is $193 Million, $0.29 per Common Unit

•	Significantly Lower NGL Margins Drive Lower 2Q Net Income, DCF

•	Partnership Continues to Build Fee-Based Business – Up 9% in 2Q

•	Partnership to Pursue Agreement to Acquire Geismar Olefins Production Plant From Williams

Summary Financial Information	2Q		YTD
Amounts in millions, except per-unit amounts.	2012	2011	2012	2011
(Unaudited)
Net income	$193	$338	$541	$645

Net income per common L.P. unit	$0.29	$0.91	$1.11	$1.72

Distributable cash flow (DCF) (1)	$293	$397	$768	$838
Cash distribution coverage ratio (1)	0.79x	1.39x	1.04x	1.49x

(1)	Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced unaudited second-quarter 2012 net income of $193 million, or $0.29 per common limited-partner unit, compared with second-quarter 2011 net income of $338 million, or $0.91 per common unit.

Year-to-date through June 30, Williams Partners reported net income of $541 million, or $1.11 per common limited-partner unit, compared with $645 million, or $1.72 per common limited-partner unit, for the first half of 2011.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 1 of 9

The decline in net income during the second quarter and year-to-date 2012 is due to a significant decline in natural gas liquid (NGL) margins, primarily in the second quarter of 2012, which led to lower results in the partnership’s midstream business. Other factors, including higher expenses, primarily associated with the partnership’s recent acquisitions also contributed to the lower results in 2012. An increase in fee-based revenue, including a year-to-date increase of 19 percent in the partnership’s midstream business, partially offset the negative impacts of lower NGL prices and other factors.

There is a more detailed analysis of the partnership’s businesses later in this news release.

2Q Distributable Cash Flow

For second-quarter 2012, Williams Partners generated $293 million in distributable cash flow, compared with $397 million in second-quarter 2011. For the first half of 2012, Williams Partners generated $768 million in distributable cash flow, compared with $838 million for the first half of 2011.

The previously noted significant decline in NGL margins was the key driver of the decline in distributable cash flow. Steady results in the gas pipeline business and higher fee-based revenue in the midstream business partially offset the lower NGL margins.

Williams Partners’ second-quarter 2012 distributable cash flow is slightly higher than the estimate of $289 million provided in the partnership’s July 23 guidance news release.

Williams Partners recently announced that it increased its quarterly cash distribution to unitholders to $0.7925 per unit, an 8 percent increase over the year-ago amount. As planned, the partnership’s previously strong cash distribution coverage enabled it to continue its cash distribution growth during a period of significantly unfavorable commodity prices.

CEO Perspective

Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“In the second quarter, our earnings were negatively affected by a rapid, significant decline in NGL prices based on a number of factors, including the record-warm winter and high levels of downtime in third-party ethylene crackers.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 2 of 9

“Importantly, we are reaffirming our commitment to the strong growth in our annual cash distributions at levels we have previously announced. That commitment is underpinned by our confidence in the strength of our fundamental business, continued growth and the results of our actions to structure our business to significantly strengthen our cash flows and reduce volatility.

“We are making progress toward dramatically growing the share of our revenues that come from fee-based business, which contributes greatly to cash-flow certainty. The magnitude of the shift is significant, with expected fee-based revenues in our midstream business growing nearly 90 percent from 2011 to 2014. In the first half of this year, we grew the share of revenues from fee-based business by 19 percent in our midstream business and 10 percent overall.

“We also expect the addition of Williams’ Geismar olefins production facility to our portfolio would contribute to greater revenues, strengthen our cash flows and reduce volatility in support of our planned distribution growth.

“We announced last week that we plan to pursue an agreement to acquire the Geismar facility from Williams. That acquisition would transform our commodity-price exposure from ethane, a North American commodity with expected price volatility, to ethylene, a commodity that is advantaged by North America’s abundant natural gas and rapidly expanding NGL supplies. With Geismar in our portfolio, we would expect to immediately reduce the partnership’s exposure to the ethane market by nearly 70 percent and nearly eliminate it by 2014.”

Business Segment Performance

Williams Partners’ operations are reported through two business segments, Gas Pipeline and Midstream Gas & Liquids.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 3 of 9

Consolidated Segment Profit	2Q		YTD
Amounts in millions	2012	2011	2012	2011
Gas Pipeline	$147	$152	$327	$327
Midstream Gas & Liquids	192	319	500	581

Total Segment Profit	$339	$471	$827	$908
Adjustments	13	3	14	3

Adjusted Segment Profit*	$352	$474	$841	$911

*	A schedule reconciling segment profit to adjusted segment profit is attached to this press release.

Key Operational Metrics
	2011				2012
	1Q	2Q	3Q	4Q	1Q	2Q	2Q Change
							Year-over-year	Sequential
Fee-based Revenues* (millions)
Gas Pipeline	$361	$359	$368	$384	$384	$366	1.9%	-4.7%
Midstream Gas & Liquids	217	230	249	248	258	274	19.1%	6.2%

Total	$578	$589	$617	$632	$642	$640	8.7%	-0.3%

NGL Margins
NGL margins (millions)	$207	$253	$234	$287	$242	$189	-25.3%	-21.9%
NGL equity volumes (gallons in millions)	289	308	274	317	308	295	-4.2%	-4.2%
Per-unit NGL margins ($/gallon)	$0.71	$0.83	$0.85	$0.91	$0.79	$0.64	-22.9%	-19.0%

*	Fee-based revenues is a non-GAAP measure. A reconciliation to the most relevant measure included in GAAP is attached to this news release.

Gas Pipeline

Williams Partners owns two major interstate natural gas pipeline systems – Transco and Northwest Pipeline – and owns 50 percent of Gulfstream. These systems have a combined peak day delivery capacity of more than 14 billion cubic feet per day (Bcf/d), and transport approximately 14 percent of the natural gas consumed in the United States.

Gas Pipeline reported segment profit of $147 million for second-quarter 2012, compared with $152 million for second-quarter 2011. The slight decline in the second quarter segment profit was due to an increase in project feasibility costs and other expenses that were mostly offset by an increase in transportation revenue associated with expansion projects placed into service in 2011.

For both the first half of 2012 and the first half of 2011, Gas Pipeline reported segment profit of $327 million. Increased transportation revenue associated with expansion projects and higher equity earnings from an increased interest in Gulfstream were offset by increased project-feasibility costs.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 4 of 9

Midstream Gas & Liquids

Midstream provides natural gas gathering, treating, and processing; deepwater production handling and oil transportation; and NGL fractionation, storage and transportation services.

The business reported segment profit of $192 million for second-quarter 2012, compared with segment profit of $319 million for second-quarter 2011.

Lower NGL margins and lower marketing margins driven by a significant and rapid decline in NGL prices were the primary driver of the decline in segment profit during the second quarter. NGL margins benefited from lower natural gas prices. Higher expenses primarily associated with the partnership’s recent acquisitions and accelerated maintenance in the West, also contributed to lower results in the second quarter.

A 19-percent increase in fee-based revenues partially offset the negative impacts described above. The increase in fee-based revenues was primarily due to new volumes on the recently acquired Ohio Valley Midstream system and Susquehanna Supply Hub gathering assets in the Marcellus Shale and higher volumes on the Perdido Norte gas and oil pipelines in the western deepwater Gulf of Mexico.

For the first half of 2012, Midstream reported segment profit of $500 million, compared with $581 million for the first half of 2011. The previously mentioned decline in NGL and marketing margins in the second quarter was the primary driver of the lower segment profit in the year-to-date period. The year-to-date period also was impacted by the previously noted higher expenses related to recent acquisitions and accelerated maintenance in the West. An increase in fee-based revenues partially offset these factors in the first half of the year.

Guidance Unchanged from July 23 Announcement

Williams Partners’ guidance issued on July 23 for distribution growth, distributable cash flow and capital expenditures for 2012-14 is unchanged.

The partnership continues to expect to pay unitholders a full-year 2012 distribution of $3.14 per unit at guidance midpoint, an 8 percent increase over 2011. As well, the partnership confirmed it expects the midpoint of guidance for the full-year distribution it pays unitholders in each 2013 and 2014 to increase by 9 percent – to $3.43 and $3.75, respectively.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 5 of 9

Williams Partners’ guidance midpoints for full-year distributable cash flow are $1.6 billion for 2012; $1.9 billion for 2013; and $2.3 billion for 2014. The partnership’s guidance midpoints for capital and investment expenditures are $5.9 billion for 2012; $2.7 billion for 2013 and $1.8 billion for 2014.

As reported in Williams Partners’ July 23 news release, the partnership’s guidance ranges reflect sharply lower near-term NGL prices resulting from record warm winter, high third-party ethylene cracker downtime, growing supplies and other factors. Its 2012 DCF guidance reflects the effect of significantly lower than expected NGL prices and higher than normal maintenance capital expenditures.

The partnership continues to expect the influence of NGL prices on its performance to diminish over the next few years as it transitions to a business mix that is largely fee-based. The partnership’s 2013 and 2014 performance expectations reflect that shift to greater fee-based business; the benefit of projects coming into service; and some improvement from current depressed NGL market prices.

Second-Quarter Materials to be Posted Shortly, Q&A Webcast Scheduled for Tomorrow

Williams Partners’ second-quarter 2012 financial results package will be posted shortly at www.williamslp.com. The package will include the data book and analyst package, and the investor presentation with a recorded commentary from Alan Armstrong, CEO of Williams Partners’ general partner.

The partnership will host the second-quarter Q&A live webcast on Thursday, Aug. 2 at 11 a.m. EDT. A link to the live webcast, as well as replays of the first-quarter webcast in both streaming and downloadable podcast formats following the event, will be available at www.williamslp.com. A limited number of phone lines will be available at (888) 298-3511. International callers should dial (719) 457-2604.

Definitions of Non-GAAP Financial Measures

This press release includes certain financial measures – distributable cash flow, cash distribution coverage ratio, fee-based revenues, and adjusted segment profit – that are non-GAAP financial measures as defined under the rules of the SEC.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes adjusted segment profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 6 of 9

For Williams Partners L.P. we define fee-based revenues as total revenues less commodity-based and tracked revenue. Such excluded items can be volatile due to changing market conditions, which are largely beyond our management’s control. Fee-based revenues provides investors with information about the growth of our revenues that are not subject to this volatility.

For Williams Partners L.P. we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items.

For Williams Partners L.P. we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither fee-based revenues, adjusted segment profit nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to revenues, net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 68 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com.

# # #

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 7 of 9

Williams Partners L.P. is a limited partnership formed by The Williams Companies, Inc. (Williams). Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;
•	Expansion and growth of our business and operations;
•	Financial condition and liquidity;
•	Business strategy;
•	Cash flow from operations or results of operations;
•	The levels of cash distributions to unitholders;
•	Seasonality of certain business components; and
•	Natural gas, natural gas liquids, and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Whether we have sufficient cash from operations to enable us to pay current and expected levels of cash distributions following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies, market demand, volatility of prices, and the availability and cost of capital;
•	Inflation, interest rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);
•	The strength and financial resources of our competitors;
•	Ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as expand our facilities;
•	Development of alternative energy sources;
•	The impact of operational and development hazards;
•

Costs of, changes in, or the results of laws, government regulations (including safety and climate change regulation and changes in natural gas production from exploration and production areas that we serve), environmental liabilities, litigation and rate proceedings;

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;
•	Changes in maintenance and construction costs;
•	Changes in the current geopolitical situation;
•	Our exposure to the credit risk of our customers and counterparties;
•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;
•	Risks associated with future weather conditions;
•	Acts of terrorism, including cybersecurity threats and related disruptions; and
•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 8 of 9

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on February 28, 2012, and our quarterly reports on Form 10-Q available from our offices or from our website

Williams Partners L.P. (NYSE:WPZ) · 2Q 2012 Financial Results · Aug. 1, 2012	Page 9 of 9

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

June 30, 2012

Reconciliation of Non-GAAP Measures

(UNAUDITED)

This press release includes certain financial measures, Adjusted Segment Profit, Fee-based Revenues, and Distributable Cash Flow that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

For Williams Partners L.P., Adjusted Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Adjusted Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P. we define Fee-based Revenues as total revenues less commodity-based and tracked revenue. Such excluded items can be volatile due to changing market conditions, which are largely beyond our management’s control. Fee-based revenues provides investors with information about the growth of our revenues that are not subject to this volatility.

For Williams Partners L.P. we define Distributable Cash Flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from equity investments, distributions to noncontrolling interest and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other adjustments.

For Williams Partners L.P. we also calculate the ratio of Distributable Cash Flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of Distributable Cash Flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2011					2012
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”
Net income	$307	$338	$342	$391	$1,378	$348	$193	$541
Depreciation and amortization	150	154	155	152	611	156	168	324
Non-cash amortization of debt issuance costs included in interest expense	5	5	3	4	17	4	3	7
Equity earnings from investments	(25)	(36)	(40)	(41)	(142)	(30)	(27)	(57)
Gain on sale of assets	—	—	—	—	—	—	(6)	(6)
Acquisition and transition-related costs	—	—	—	—	—	—	19	19
Allocated reorganization-related costs	—	—	—	—	—	—	7	7
Net reimbursements (payments) from/(to) Williams under omnibus agreements	8	2	6	15	31	6	1	7
Maintenance capital expenditures	(34)	(106)	(148)	(126)	(414)	(61)	(111)	(172)

Distributable Cash Flow excluding equity investments	411	357	318	395	1,481	423	247	670
Plus: Equity investments cash distributions to Williams Partners L.P.	30	40	50	49	169	52	46	98

Distributable Cash Flow	$441	$397	$368	$444	$1,650	$475	$293	$768

Total cash distributed:	$276	$286	$294	$311	$1,167	$362	$373	$735

Coverage ratios:
Distributable Cash Flow divided by Total cash distributed	1.60	1.39	1.25	1.43	1.41	1.31	0.79	1.04

Net income divided by Total cash distributed	1.11	1.18	1.16	1.26	1.18	0.96	0.52	0.74

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Adjusted Segment Profit”

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Gas Pipeline	$175	$152	$170	$176	$673	$180	$147	$327
Midstream Gas & Liquids	262	319	301	341	1,223	308	192	500

Segment Profit	$437	$471	$471	$517	$1,896	$488	$339	$827

Adjustments:
Gas Pipeline
Loss related to Eminence storage facility leak	4	3	6	2	15	1	—	1
Gain on sale of base gas from Hester storage field	(4)	—	—	—	(4)	—	—	—

Total Gas Pipeline adjustments	—	3	6	2	11	1	—	1
Midstream Gas & Liquids
Acquisition and transition-related costs	—	—	—	—	—	—	19	19
Gain on sale of certain assets	—	—	—	—	—	—	(6)	(6)

Total Midstream Gas & Liquids adjustments	—	—	—	—	—	—	13	13

Total adjustments included in segment profit	—	3	6	2	11	1	13	14

Adjusted segment profit	$437	$474	$477	$519	$1,907	$489	$352	$841

Consolidated Statement of Income

(UNAUDITED)

	2011					2012
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Gas Pipeline	$416	$407	$429	$426	$1,678	$422	$399	$821
Midstream Gas & Liquids	1,163	1,264	1,244	1,380	5,051	1,263	1,184	2,447

Total revenues	1,579	1,671	1,673	1,806	6,729	1,685	1,583	3,268

Segment costs and expenses:
Costs and operating expenses	1,107	1,167	1,172	1,240	4,686	1,137	1,163	2,300
Selling, general, and administrative expenses	71	70	66	69	276	85	95	180
Other (income) expense - net	(11)	(1)	4	21	13	5	13	18

Total segment costs and expenses	1,167	1,236	1,242	1,330	4,975	1,227	1,271	2,498
General corporate expenses	30	27	29	26	112	36	46	82

Operating income:
Gas Pipeline	166	138	153	158	615	163	131	294
Midstream Gas & Liquids	246	297	278	318	1,139	295	181	476
General corporate expenses	(30)	(27)	(29)	(26)	(112)	(36)	(46)	(82)

Total operating income	382	408	402	450	1,642	422	266	688

Equity earnings	25	36	40	41	142	30	27	57
Interest accrued	(108)	(107)	(105)	(106)	(426)	(110)	(110)	(220)
Interest capitalized	2	3	3	3	11	3	5	8
Interest income	1	—	—	1	2	1	—	1
Other income (expense) - net	5	(2)	2	2	7	2	5	7

Net income	$307	$338	$342	$391	$1,378	$348	$193	$541

Allocation of net income for calculation of earnings per common unit:
Net income	$307	$338	$342	$391	$1,378	$348	$193	$541
Allocation of net income to general partner	71	74	79	84	308	94	96	190

Allocation of net income to common units	$236	$264	$263	$307	$1,070	$254	$97	$351

Net income, per common unit	$0.81	$0.91	$0.91	$1.05	$3.69	$0.85	$0.29	$1.11
Weighted-average number of common units outstanding (thousands)	289,845	290,213	290,477	290,477	290,255	299,269	335,920	317,594
Cash distributions per common unit	$0.7175	$0.7325	$0.7475	$0.7625	$2.9600	$0.7775	$0.7925	$1.5700

Note:	The sum of net income per common unit for the quarters may not equal the total income per common unit for the year due to changes in the weighted-average number of common units outstanding.

Gas Pipeline

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Northwest Pipeline GP	$110	$106	$107	$111	$434	$111	$106	$217
Transcontinental Gas Pipe Line	305	301	322	315	1,243	310	293	603
Other	1	—	—	—	1	1	—	1

Total revenues	416	407	429	426	1,678	422	399	821

Segment costs and expenses:
Costs and operating expenses	221	229	240	218	$908	208	218	$426
Selling, general and administrative expenses	39	36	32	34	141	43	35	78
Other (income) expense - net	(10)	4	4	16	14	8	15	23

Total segment costs and expenses	250	269	276	268	1,063	259	268	527

Equity earnings	9	14	17	18	58	17	16	33

Reported segment profit:
Northwest Pipeline GP	56	51	50	58	215	55	50	105
Transcontinental Gas Pipe Line	111	89	102	104	406	109	84	193
Other	8	12	18	14	52	16	13	29

Total reported segment profit	175	152	170	176	673	180	147	327

Adjustments:
Transcontinental Gas Pipe Line	—	3	6	2	11	1	—	1

Total adjustments	—	3	6	2	11	1	—	1

Adjusted segment profit:
Northwest Pipeline GP	56	51	50	58	215	55	50	105
Transcontinental Gas Pipe Line	111	92	108	106	417	110	84	194
Other	8	12	18	14	52	16	13	29

Total adjusted segment profit	$175	$155	$176	$178	$684	$181	$147	$328

Operating statistics (Tbtu)

Northwest Pipeline GP
Throughput	176.8	142.3	132.6	186.1	637.8	191.4	140.1	331.5
Avg. daily transportation volumes	2.0	1.6	1.4	2.0	1.7	2.1	1.5	1.8
Avg. daily firm reserved capacity	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9

Transcontinental Gas Pipe Line
Throughput	652.2	535.2	583.9	636.5	2,407.8	735.6	639.4	1,375.0
Avg. daily transportation volumes	7.2	5.9	6.3	6.9	6.6	8.1	7.0	7.6
Avg. daily firm reserved capacity	7.7	7.8	8.0	8.7	8.0	8.8	8.7	8.8

Midstream Gas & Liquids

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Fee revenues:
Gathering & processing	$163	$172	$182	$186	$703	$197	$207	$404
Production handling and transportation	25	26	32	29	112	30	32	62
Other fee revenues	29	32	35	33	129	31	$35	66
Commodity-based revenues:
NGL sales from gas processing	306	360	331	384	1,381	313	242	555
Marketing sales	1,122	1,233	1,201	1,361	4,917	1,186	1,089	2,275
Other sales	13	15	10	14	52	21	10	31

	1,658	1,838	1,791	2,007	7,294	1,778	1,615	3,393
Intrasegment eliminations	(495)	(574)	(547)	(627)	(2,243)	(515)	(431)	(946)

Total revenues	1,163	1,264	1,244	1,380	5,051	1,263	1,184	2,447

Segment costs and expenses:
NGL cost of goods sold	99	107	97	97	400	71	53	124
Marketing cost of goods sold	1,109	1,221	1,193	1,359	4,882	1,195	1,110	2,305
Other cost of goods sold	7	9	5	11	32	13	5	18
Operating costs	166	176	181	184	707	165	208	373
Selling, general, and administrative expenses	32	34	33	36	135	42	60	102
Other (income) expense - net	(1)	(6)	4	2	(1)	(3)	(1)	(4)
Intrasegment eliminations	(495)	(574)	(547)	(627)	(2,243)	(515)	(432)	(947)

Total segment costs and expenses	917	967	966	1,062	3,912	968	1,003	1,971

Equity earnings	16	22	23	23	84	13	11	24

Reported segment profit	262	319	301	341	1,223	308	192	500
Adjustments	—	—	—	—	—	—	13	13

Adjusted segment profit	$262	$319	$301	$341	$1,223	$308	$205	$513

Operating statistics
Gathering and Processing
Gathering volumes (TBtu)	321	337	345	374	1,377	386	412	798
Plant inlet natural gas volumes (Tbtu)	387	398	399	408	1,592	402	400	802
NGL equity sales (million gallons) *	289	308	274	317	1,188	308	295	603
NGL margin ($/gallon)	$0.71	$0.83	$0.85	$0.91	$0.83	$0.79	$0.64	$0.71
NGL production (million gallons) *	683	729	693	788	2,893	804	780	1,584

Discovery Producer Services LLC (equity investment) - 100%
NGL equity sales (million gallons)	20	19	21	19	79	20	16	36
NGL production (million gallons)	83	80	76	68	307	71	62	133

Laurel Mountain Midstream, LLC (equity investment) - 100%
Gathering volumes (Tbtu)	12	13	12	15	52	15	16	31

Overland Pass Pipeline Company LLC (equity investment) - 100%
NGL Transportation volumes (Mbbls)	10,483	11,836	12,132	13,696	48,147	13,968	12,843	26,811

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Capital Expenditures and Investments

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Capital expenditures:

Gas Pipeline:
Northwest Pipeline GP	$14	$22	$36	$43	$115	$21	$26	$47
Transcontinental Gas Pipe Line	84	77	107	118	386	62	130	192
Other	—	—	—	—	—	—	2	2

Total	98	99	143	161	501	83	158	241
Midstream Gas & Liquids	58	54	146	232	490	173	327	500

Total*	$156	$153	$289	$393	$991	$256	$485	$741

Purchase of businesses:
Gas Pipeline	$—	$—	$—	$—	$—	$—	$—	$—
Midstream Gas & Liquids	—	—	31	—	31	(7)	—	(7)
Corporate	—	—	—	—	—	332	1,724	2,056

Total	$—	$—	$31	$—	$31	$325	$1,724	$2,049

Purchase of investments:
Gas Pipeline**	$8	$179	$2	$2	$191	$4	$2	$6
Midstream Gas & Liquids	28	60	37	55	180	44	134	178

Total	$36	$239	$39	$57	$371	$48	$136	$184

Summary:
Gas Pipeline	$106	$278	$145	$163	$692	$87	$160	$247
Midstream Gas & Liquids	86	114	214	287	701	210	461	671
Corporate	—	—	—	—	—	332	1,724	2,056

Total	$192	$392	$359	$450	$1,393	$629	$2,345	$2,974

Cumulative summary:
Gas Pipeline	$106	$384	$529	$692	$692	$87	$247	$247
Midstream Gas & Liquids	86	200	414	701	701	210	671	671
Corporate	—	—	—	—	—	332	2,056	2,056

Total	$192	$584	$943	$1,393	$1,393	$629	$2,974	$2,974

Capital expenditures incurred and purchase of investments:

Increases to property, plant, and equipment	$142	$174	$332	$408	$1,056	$282	$522	$804
Purchase of businesses	—	—	31	—	31	325	1,724	2,049
Purchase of investments	36	239	39	57	371	48	136	184

Total	$178	$413	$402	$465	$1,458	$655	$2,382	$3,037

*Increases to property, plant, and equipment	$142	$174	$332	$408	$1,056	$282	$522	$804
Changes in related accounts payable and accrued liabilities	14	(21)	(43)	(15)	(65)	(26)	(37)	(63)

Capital expenditures	$156	$153	$289	$393	$991	$256	$485	$741

**	The second quarter of 2011 includes the acquisition of a 24.5 percent interest in Gulfstream Natural Gas System, L.L.C. from a subsidiary of Williams.

Depreciation and Amortization

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Depreciation and amortization:
Gas Pipeline:
Northwest Pipeline GP	$23	$22	$23	$23	$91	$23	$23	$46
Transcontinental Gas Pipe Line	64	67	65	64	260	66	67	133

Total	87	89	88	87	351	89	90	179
Midstream Gas & Liquids	63	65	67	65	260	67	78	145

Total	$150	$154	$155	$152	$611	$156	$168	$324

Williams Partners L.P.

	2012 Guidance			2013 Guidance			2014 Guidance
(Dollars in millions, except coverage ratios)	Low	Midpoint	High	Low	Midpoint	High	Low	Midpoint	High
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$1,060	$1,150	$1,240	$1,230	$1,420	$1,610	$1,500	$1,700	$1,900
Depreciation and amortization	725	745	765	790	810	830	860	880	900
Maintenance capital expenditures	(405)	(440)	(475)	(350)	(385)	(420)	(350)	(385)	(420)
Gain on sale of assets	(6)	(6)	(6)	—	—	—	—	—	—
Acquisition and transition-related costs	24	24	24	—	—	—	—	—	—
Allocated reorganization-related costs	7	7	7	—	—	—	—	—	—
Other / Rounding	70	70	70	55	55	55	70	70	70

Distributable cash flow	$1,475	$1,550	$1,625	$1,725	$1,900	$2,075	$2,080	$2,265	$2,450

Total cash to be distributed *	$1,537	$1,553	$1,569	$1,790	$1,849	$1,908	$2,071	$2,157	$2,242

Coverage ratios:
Distributable cash flow divided by Total cash to be distributed*	0.96	1.00	1.04	0.96	1.03	1.09	1.00	1.05	1.09

Net income divided by Total cash to be distributed *	0.69	0.74	0.79	0.69	0.77	0.84	0.72	0.79	0.85

* Distributions in 2012 reflect quarterly increases of $0.01 in the low case, $0.015 in the midpoint case and $0.02 in the high case over the 2Q distribution of $0.7925.

    In 2013-2014 distributions reflect quarterly increases of $0.015 in the low case, $0.02 in the midpoint case, and $0.025 in the high case. Distributions are paid in the quarter following the period in which they are earned.

Reconciliation of Non-GAAP “Adjusted Segment Profit” to GAAP “Segment Profit”
Segment Profit:
Midstream	$932	$1,007	$1,082	$1,100	$1,275	$1,450	$1,350	$1,550	$1,750
Gas Pipeline	679	699	719	700	725	750	775	800	825

Total Segment Profit	1,611	1,706	1,801	1,800	2,000	2,200	2,125	2,350	2,575
Adjustments:
Midstream - Acquisition and transition-related costs	24	24	24	—	—	—	—	—	—
Midstream - Gain on sale of certain assets	(6)	(6)	(6)	—	—	—	—	—	—
Gas Pipeline - Loss related to Eminence storage facility leak	1	1	1	—	—	—	—	—	—

Adjusted segment profit	$1,630	$1,725	$1,820	$1,800	$2,000	$2,200	$2,125	$2,350	$2,575

Non-GAAP Reconciliation of Fee Revenues to Total Segment Revenues

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Gas Pipeline revenues:
Fee revenues	$361	$359	$368	$384	$1,472	$384	$366	$750
Tracked revenues	50	48	61	42	201	38	33	$71
Other revenues	5	—	—	—	5	—	—	—

Total Gas Pipeline revenues	$416	$407	$429	$426	$1,678	$422	$399	$821

Midstream Gas & Liquids revenues:
Fee revenues	217	230	249	248	944	258	274	$532
Commodity-based revenues	1,441	1,608	1,542	1,759	6,350	1,520	1,341	$2,861
Other/Elims	(495)	(574)	(547)	(627)	(2,243)	(515)	(431)	$(946)

Total Midstream Gas & Liquids revenues	$1,163	$1,264	$1,244	$1,380	$5,051	$1,263	$1,184	$2,447